                                 SCHEDULE 14A
                                (RULE 14a-101)

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12


                          RENTAL SERVICE CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies: NOT APPLICABLE

   (2) Aggregate number of securities to which transaction applies: NOT
       APPLICABLE

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): NOT APPLICABLE

   (4) Proposed maximum aggregate value of transaction: NOT APPLICABLE

   (5) Total fee paid: NOT APPLICABLE

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: NOT APPLICABLE

    (2) Form, Schedule or Registration Statement No.: NOT APPLICABLE

    (3) Filing Party: NOT APPLICABLE

    (4) Date Filed: NOT APPLICABLE

                          RENTAL SERVICE CORPORATION

                        14505 N. HAYDEN ROAD, SUITE 322
                           SCOTTSDALE, ARIZONA 85260

                          NOTICE AND PROXY STATEMENT
                   FOR ACTION TO BE TAKEN BY WRITTEN CONSENT
                     IN LIEU OF A MEETING OF STOCKHOLDERS

To Our Stockholders:

  Attached hereto is a Proxy Statement (the "Proxy Statement") which solicits the written consent of the stockholders of Rental Service Corporation, a Delaware corporation (the "Company"), for the following action (the "Proposal"):

  To authorize and approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $.01 ("Common Stock"), authorized for issuance thereunder from 20,000,000 to 40,000,000 (the "Amendment").

  The Company's Board of Directors has approved the Amendment, deems it advisable, and recommends that the Company's stockholders approve it. You may express your consent to the Proposal by executing and returning the enclosed Consent Card as instructed in the Proxy Statement.

  The Amendment is being proposed by the Board of Directors in order to make available additional shares of Common Stock as the need may arise without the expense and delay of a special meeting of stockholders. The Board of Directors believes that the Company's authorized but unissued Common Stock does not provide it with adequate flexibility to consider potential future actions involving the issuance of stock which may be desirable or necessary to accommodate the Company's growth plan or to achieve other corporate objectives. The Company is currently party to three letters of intent and one definitive agreement related to pending acquisitions in which Common Stock is a component of the purchase price. While the Company has sufficient authorized Common Stock to complete such acquisitions, the Company anticipates that in the future it will need to issue additional shares of Common Stock as consideration for future acquisitions, to raise capital and for other corporate purposes. In particular, the Company is considering a public offering of Common Stock in 1998 and is currently negotiating with its lender to secure additional debt financing. The Company currently anticipates that the additional debt financing will include an expansion of its existing revolving credit facility from $300 million to $500 million and a $100 million term loan. There can be no assurance that the Company will receive commitments for such financing on terms acceptable to it. The Company currently anticipates, however, that the contemplated public offering of Common Stock will include the issuance of some of the additional shares of Common Stock authorized by the Amendment. Accordingly, rather than incurring the expense of a special meeting, the Board of Directors believes that it is in the best interests of the Company and its stockholders to solicit approval of the Amendment as of the earliest possible date. In order to accomplish this objective, the Board of Directors is hereby soliciting approval of the Proposal by the Company's stockholders by written consent in lieu of a special meeting of such stockholders.

                                          By Order of the Board of Directors
                                          /s/ Robert M. Wilson
                                          Robert M. Wilson
                                          Secretary

Scottsdale, Arizona
November 3, 1997


 IN ORDER TO ENSURE YOUR REPRESENTATION IN THE ACTION TO BE TAKEN BY WRITTEN CONSENT, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED CONSENT CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

                          RENTAL SERVICE CORPORATION
                        14505 N. HAYDEN ROAD, SUITE 322
                           SCOTTSDALE, ARIZONA 85260
                                PROXY STATEMENT
                   FOR STOCKHOLDER ACTION BY WRITTEN CONSENT

  This proxy statement (this "Proxy Statement") is furnished to the stockholders by the Board of Directors (the "Board") of Rental Service Corporation, a Delaware corporation (the "Company" or "RSC"), for solicitation of the written consent of stockholders of a single proposal (the "Proposal") to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $.01 ("Common Stock") authorized for issuance thereunder from 20,000,000 to 40,000,000 (the "Amendment").

  It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed consent card (the "Consent Card") will commence on or about November 3, 1997. The procedure for indicating approval of the Proposal is described in detail in this Proxy Statement.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS CONSENT TO THE PROPOSAL.

                              GENERAL INFORMATION

BACKGROUND

  The Board of Directors anticipates that the Company's next annual meeting of stockholders will occur during early spring 1998. As of the date of the adoption of the Amendment by the Board of Directors, however, the Board believes that the Company's authorized but unissued Common Stock does not provide it with adequate flexibility to consider potential future actions involving the issuance of stock which may be desirable or necessary to accommodate the Company's growth plan or to achieve other corporate objectives. The Company is currently party to three letters of intent and one definitive agreement related to pending acquisitions in which Common Stock is a component of the purchase price. While the Company has sufficient authorized Common Stock to complete such acquisitions, the Company anticipates that in the future it will need to issue additional shares of Common Stock as consideration for future acquisitions, to raise capital and for other corporate purposes. In particular, the Company is considering a public offering of Common Stock in 1998 and is currently negotiating with its lender to secure additional debt financing. The Company currently anticipates that the additional debt financing will include an expansion of its existing revolving credit facility from $300 million to $500 million and a $100 million term loan. There can be no assurance that the Company will receive commitments for such financing on terms acceptable to it. The Company currently anticipates, however, that the contemplated public offering of Common Stock will include the issuance of some of the additional shares of Common Stock authorized by the Amendment. Accordingly, rather than incurring the expense of a special meeting, the Board of Directors believes that it is in the best interests of the Company and its stockholders to solicit such approval as of the earliest possible date. In order to accomplish this objective, the Board of Directors is hereby soliciting approval of the Proposal by the Company's stockholders by written consent in lieu of a special meeting of such stockholders.

VOTING SHARES AND VOTING RIGHTS

  Stockholders of record at the close of business on October 27, 1997 (the "Record Date") are entitled to approve the Proposal. On the Record Date, there were 14,939,740 shares of Common Stock of the Company issued and outstanding. Each share of Common Stock is entitled to one vote. The Proposal must be approved by the holders of a majority of the outstanding shares of Common Stock of the Company as of the Record Date.

  The beneficial ownership of the Company's Common Stock by certain beneficial owners and by each of the Company's directors, certain of its most highly-compensated executive officers and all executive officers and directors as a group is set forth below under "Security Ownership of Certain Beneficial Owners and Management."

  Under the Company's Amended and Restated Certificate of Incorporation and Bylaws and pursuant to Delaware law, any action which may be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The matter being considered by the stockholders is being submitted for action by written consent, rather than by votes cast at a meeting. The Proposal will be deemed to have been approved at the earliest time after November 23, 1997 at which the Company has received consents that have not previously been revoked representing the approval of a majority of the shares of Common Stock issued and outstanding on the Record Date, provided that such approval is received on or prior to December 3, 1997 (the "Termination Date"). If, however, sufficient written consents have not been received by the Termination Date, the Company reserves the right to extend the solicitation of written consents made hereby except that, under Delaware law, such solicitation may not be extended beyond the date 60 days after the earliest dated consent received by the Company. Any election to extend this consent solicitation will be made by the Company by news release or other similar public announcement. The date on which the Proposal is deemed approved hereunder is referred to as the "Effective Date."

  Stockholders are being requested to indicate approval of the Proposal by checking the appropriate box on the enclosed Consent Card and executing the Consent Card. FAILURE TO CHECK ANY OF THE BOXES WILL, IF THE CONSENT CARD HAS BEEN SIGNED, CONSTITUTE APPROVAL OF THE PROPOSAL. The text of the Amendment has not been set forth on the Consent Card itself due to space limitations. Nevertheless, signing and indicating approval on the Consent Card will be deemed to be written consent to the approval of the Proposal. Consent Cards that reflect abstentions will be treated as voted for purposes of determining the approval of the Proposal and will have the same effect as a vote against the Proposal. Consent Cards that reflect "broker non-votes" will be treated as unvoted for purposes of determining approval.

  Execution of the Consent Card will constitute your approval, as a stockholder of the Company, of the Proposal, and if sufficient written consents are received, the Proposal will be deemed to have been approved by the stockholders of the Company. No dissenters' or similar rights apply to stockholders who do not approve the Proposal.

  The Company will pay the entire cost of the preparation and mailing of this Proxy Statement and all other costs of this solicitation. Following the initial mailing of this Proxy Statement, the Company and its agents may also solicit proxies by mail, telephone, facsimile or in person. Employees of the Company who assist in such activities will not receive additional compensation in connection therewith. The Company has also engaged D.F. King & Co., Inc. to assist in soliciting proxies approving the Proposal. D.F. King & Co., Inc. will receive approximately $4,000 plus out-of-pocket expenses for its solicitation services.

DELIVERY OF WRITTEN CONSENTS

  The Board of Directors requests that each stockholder execute, date and mail or deliver the Consent Card to ChaseMellon Shareholder Services, L.L.C., the Company's Registrar and Transfer Agent, at one of the following addresses, as appropriate:

               By Mail:                     By Hand Delivery or Overnight
                                                      Delivery:

         Church Street Station                   600 Willowtree Rd.
             P.O. Box 1531                        Leonia, NJ 07605
        New York, NY 10277-1531              Attention: Proxy Department

  An addressed envelope is provided for your convenience in returning the Consent Card. THE CONSENT CARD SHOULD BE RETURNED AS SOON AS POSSIBLE AND, IN ANY EVENT, FOR RECEIPT PRIOR TO DECEMBER 3, 1997. DO NOT SEND CONSENT CARDS TO THE COMPANY.

REVOCATION OF WRITTEN CONSENTS

Any Consent Card executed and delivered by a stockholder may be revoked by delivering written notice of such revocation prior to the Effective Date to the Company at the address set forth below:

                          Rental Service Corporation
                        14505 N. Hayden Road, Suite 322
                           Scottsdale, Arizona 85260
                      Attention: Chief Financial Officer

Consent Cards may not be revoked after the Effective Date.

NOTICE OF EFFECTIVENESS OF PROPOSAL

  If the Proposal is approved by stockholders and the Effective Date occurs, the Company will promptly give notice thereof to all stockholders who have not consented in writing to the extent required by Section 228(d) of the Delaware General Corporation Law.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information as of September 30, 1997 regarding beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and named executive officer of the Company and (iii) the Company's executive officers and directors as a group. Except as otherwise indicated, each stockholder listed below has informed the Company that such stockholder has (a) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law, and (b) record and beneficial ownership with respect to such stockholder's shares of stock.

                                              AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)      BENEFICIAL OWNERSHIP(2)   CLASS
---------------------------------------      ----------------------- ----------
Brentwood RSC Partners, L.P.(3).............        1,235,945            8.3%
William M. Barnum, Jr.(3)(6)................        1,235,945            8.3
Frederick J. Warren(3)......................        1,235,945            8.3
David H. Wong(3)............................        1,235,945            8.3
Denver Investment Advisors LLC(4)...........          892,100            6.0
Martin R. Reid(5)(6)........................          160,022            1.1
Douglas A. Waugaman(5)(6)...................           58,806              *
Ronald Halchishak(6)........................           30,010              *
David G. Ledlow(6)..........................           29,484              *
James R. Buch(6)............................            1,800              *
Britton H. Murdoch(6)(7)....................            1,000              *
David B. Harrington(6)......................              --             --
Christopher A. Laurence(3)(6)...............              --             --
Bruce A. Lisanti(6).........................              --             --
Eric L. Mattson(6)(8).......................              --             --
John M. Sullivan(6).........................              --             --
Robert M. Wilson(6).........................              --             --
All directors and executive officers as a
 group (13 persons)(3)(5)(6)(7)(8)..........        1,517,067           10.2

--------
*Less than 1%

(1) Unless otherwise indicated, the address for each named person is c/o Rental Service Corporation, 14505 N. Hayden Road, Suite 322, Scottsdale, Arizona 85260.

(2) A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares which each identified stockholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person.

(3) Messrs. Barnum, a director of the Company, Warren and Wong are general partners of Brentwood Buyout Partners, L.P., the general partner of Brentwood RSC Partners, L.P.; accordingly, Messrs. Barnum, Warren and Wong may be deemed to be the beneficial owner of such shares and for purposes of this table they are included. Messrs. Barnum, Warren and Wong disclaim beneficial ownership of such shares. The address of Brentwood RSC Partners, L.P., Mr. Barnum, Mr. Warren, Mr. Wong and Mr. Laurence is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

(4) Based on a Form 13F for the calendar quarter ended June 30, 1997, which was filed on August 8, 1997. In such Form 13F, Denver Investment Advisors LLC reported that it owned a total of 892,100 shares, that it had sole investment discretion with respect to 880,800 shares, that it had shared investment discretion with respect to 7,300 shares, that it had sole voting authority with respect to 582,200 shares and that it had no voting authority with respect to 305,900 shares. The address of Denver Investment Advisors LLC is 1225 17th Street, 26th Floor, Denver Colorado 80202.

(5) Includes shares subject to vesting which may be repurchased by the Company if they fail to vest.

(6) Excludes shares issuable upon exercise of options which are not exercisable within 60 days of the date of the table set forth above, as follows: Mr. Barnum--10,000 shares; Mr. Reid--200,000 shares;
    Mr. Waugaman--100,000 shares; Mr. Halchishak--58,080 shares; Mr. Ledlow-- 58,506 shares; Mr. Buch--8,200 shares; Mr. Murdoch--10,000 shares; Mr. Harrington--25,000 shares; Mr. Laurence--10,000 shares; Mr. Lisanti-- 75,000 shares; Mr. Mattson--10,000 shares; Mr. Sullivan--10,000 shares and Mr. Wilson--75,000 shares.

(7) The address of such person is c/o Wendover Corporation, 354 W. Lancaster Avenue, Haverford, PA 19041.

(8) The address of such person is c/o Baker Hughes Incorporated, 3900 Essex Lane, Suite 1200, Houston, Texas 77027.

                  PROPOSED AMENDMENT TO THE COMPANY'S AMENDED
                   AND RESTATED CERTIFICATE OF INCORPORATION

GENERAL

  The Board has approved, deems it advisable and recommends that the Company's stockholders approve the Amendment to Article Fourth of the Company's Amended and Restated Certificate of Incorporation which would increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000. The Amendment will not increase or otherwise affect the number of authorized shares of preferred stock which may be issued by the Company.

  As of Record Date, in addition to the 14,939,740 shares of Common Stock issued and outstanding, an additional 1,860, 362,438 and 250,000 shares of Common Stock were reserved for issuance under the Company's Stock Option Plan for Key Employees, 1996 Equity Participation Plan, and Employee Qualified Stock Purchase Plan, respectively, and an additional 877,301 shares of Common Stock were reserved for issuance upon exercise of outstanding options. Additionally, 351,389 shares of Common Stock were reserved for issuance in connection with previously-completed acquisitions and approximately 630,000 shares of Common Stock may be issued in connection with the completion of pending acquisitions. Therefore, as of the Record Date, there were a total of 17,412,728 shares of Common Stock either issued and outstanding or reserved for issuance out of a total of 20,000,000 authorized shares of Common Stock, leaving a total of 2,587,272 shares of Common Stock remaining available for subsequent issuance or reservation. Authorizing the Company to issue more shares than currently authorized by the Amended and Restated Certificate of Incorporation will not affect any substantive rights, powers or privileges of holders of Common Stock, except to the extent such holders are diluted, pro rata, by the issuance of additional shares of Common Stock. Holders of Common Stock do not have any preemptive rights with respect to future issuances of Common Stock.

  Although the Company has available sufficient authorized Common Stock to issue in connection with its pending acquisitions, the Board believes that the increased number of authorized shares of Common Stock contemplated by the proposed Amendment is desirable to enable the Company to issue Common Stock in its contemplated public offering and to make additional shares of Common Stock available for issuance or reservation without further stockholder action. The Board believes that having additional shares authorized and available for issuance or reservation will allow the Company to have greater flexibility in considering potential future actions involving the issuance of stock which may be desirable or necessary to accommodate the Company's growth plan, including capital raising transactions and acquisitions, or for a variety of corporate purposes. Such purposes might include, without limitation, the issuance and sale of Common Stock (i) as part or all of the consideration paid for acquisitions of businesses or other assets, (ii) in public or private offerings as a means of obtaining additional capital, (iii) to satisfy any current or future obligations of the Company, whether or not relating to financings, (iv) in connection with the exercise of options, warrants, rights, or the conversion of convertible securities of the Company, (v) in public or private exchange offers for other securities of the Company, (vi) as part or all of the consideration to repay or retire any debt of the Company, (vii) in connection with stock splits and dividends, or (viii) with respect to existing or new employee benefit or stock ownership plans or employment agreements. In particular, the Company is considering a public offering of Common Stock in 1998 and is currently negotiating with its lender to secure additional debt financing. The Company currently anticipates that the additional debt financing will include an expansion of its existing revolving credit facility from $300 million to $500 million and a $100 million term loan. There can be no assurance that the Company will receive commitments for such financing on terms acceptable to it. The Company currently anticipates, however, that the contemplated public offering of Common Stock will include the issuance of some of the additional shares of Common Stock authorized by the Amendment. Except as described above, however, the Company has no current commitment to issue any additional shares of Common Stock or any shares of preferred stock. The Company does not presently contemplate seeking stockholder approval for any future issuances of capital stock unless required to do so by an obligation imposed by applicable law or a regulatory authority, such as it is obligation under the terms of the listing of the Common Stock on the New York Stock Exchange to obtain stockholder approval for certain issuances.

  In addition, the flexibility vested in the Company's Board of Directors to authorize the issuance and sale of authorized but unissued shares of Common Stock and/or to issue preferred stock in one or more series could enhance the Board of Director's bargaining capability on behalf of the Company's stockholders in a takeover situation and could, under some circumstances, be used to render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management, even if such a transaction were favored by the holders of the requisite number of the then outstanding shares. Accordingly, stockholders of the Company might be deprived of an opportunity to consider a takeover proposal which a third party might consider if the Company did not have authorized but unissued shares of Common Stock and a class of authorized but unissued preferred stock. The Company is not aware of any present efforts to gain control of the Company or to organize a proxy contest. If such a proposal was presented, management would make a recommendation based upon the best interests of the Company's stockholders. Accordingly, the Board of Directors has proposed that Article Fourth of the Company's Amended and Restated Certificate of Incorporation be amended to increase its authorized Common Stock.

FORM OF AMENDMENT

  As so amended, the first sentence of Article Fourth of the Amended and Restated Certificate of Incorporation would read as set forth below:

  The total number of shares of stock which the Corporation shall have authorized to issue is forty million five hundred thousand (40,500,000), consisting of forty million (40,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock") and five hundred thousand (500,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock").

                                 REQUIRED VOTE

  The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date of the Company is required to approve the Proposal.

                   RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors unanimously recommends that the stockholders vote "FOR" the Proposal. The Board of Directors believes the approval of the Proposal is in the best interests of the Company and its stockholders.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                            FOR 1998 ANNUAL MEETING

  Any stockholder intending to submit to the Company a proposal for inclusion in the Company's proxy materials relating to the annual meeting to be held in 1998 must submit such proposal so that it is received by the Company no later than November 26, 1997.

                            REQUESTS FOR ASSISTANCE

  Any questions or requests for assistance or additional copies of the consent materials may be directed to the solicitation agent at the address or telephone numbers set forth below.

                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                         (212) 269-5550 (call collect)
                                      or
                          (800) 697-6974 (toll-free)


 ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING CONSENT CARDS IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE AND, IN ANY EVENT, PRIOR TO DECEMBER 3, 1997.


                                          By Order of the Board of Directors
                                          /s/ Robert M. Wilson
                                          Robert M. Wilson
                                          Secretary

Scottsdale, Arizona
November 3, 1997

CONSENT CARD

    THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           RENTAL SERVICE CORPORATION

           CONSENT CARD FOR ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
              TO BE EFFECTIVE AS SET FORTH IN THE PROXY STATEMENT
                         ACCOMPANYING THIS CONSENT CARD

  Proposed consent resolution to approve and authorize a single proposal to approve and authorize an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder from 20,000,000 to 40,000,000.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ABOVE
PROPOSAL.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

  FAILURE TO CHECK ANY OF THE BOXES WITH RESPECT TO THE PROPOSAL WILL, IF THIS CONSENT CARD HAS BEEN SIGNED AND DATED, CONSTITUTE APPROVAL OF AND CONSENT TO THE ADOPTION OF THE PROPOSAL.

  THIS CONSENT CARD MUST BE RECEIVED BY CHASEMELLON SHAREHOLDERS SERVICES, L.L.C. PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 3, 1997, OR AT SUCH LATER TIME AS MAY BE DETERMINED BY THE COMPANY.
LOGO

                                                 Dated: _________, 1997

                                                 ______________________

                                                 ______________________
                                                 (Signature(s) of
                                                 Stockholder(s))

                                                 (NOTE--Please sign
                                                 exactly as your name
                                                 or names appear on
                                                 the label. If more
                                                 than one name ap-
                                                 pears, all persons so
                                                 designated should
                                                 sign. When signing in
                                                 a representative ca-
                                                 pacity, please give
                                                 your full title.)

                                                 PLEASE RETURN
                                                 PROMPTLY IN THE EN-
                                                 CLOSED ENVELOPE,
                                                 WHICH REQUIRES NO
                                                 POSTAGE IF MAILED IN
                                                 THE U.S.A. DO NOT
                                                 FOLD, STAPLE OR MUTI-
                                                 LATE.